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                                                                      Exhibit 21

                             LIST OF SUBSIDIARIES


Citadel Realty Inc.                                      100% owned
Citadel Distribution, Inc.                               100% owned
Citadel Acquisition Corp., Inc.                          100% owned
Big 4 Farming LLC                                         80% owned
Citadel Agriculture, Inc.                                100% owned